Exhibit 99.1

FOR IMMEDIATE RELEASE
Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
ICR Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS FOURTH QUARTER AND FISCAL YEAR
2008 RESULTS
MINNEAPOLIS, MINNESOTA, February 25, 2009. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for fourth quarter and fiscal 2008 (period ended December 28, 2008).
FOURTH QUARTER 2008 HIGHLIGHTS
•	Net income of $1.3 million compared to a net loss of $15.1 million in the fourth quarter of 2007

•	Commercial and franchise sales increased 37.6% compared to the fourth quarter of 2007

•	Opened 17 franchise coffeehouses
Michael Tattersfield, President and CEO commented, “We are managing our business during unprecedented economic times. We are executing on our strategy and I am pleased to report that we are making progress in our multi-year turnaround plan. This is evidenced by our improving EBITDA”. Mr. Tattersfield added, “As we continue to focus on improving the existing store base, we intend to limit company-owned coffeehouse expansion in 2009. However, given the success we are having with our commercial and franchise business we are moving forward with an additional 35 to 40 franchise units in 2009 that will bolster our brand equity.
FOURTH QUARTER 2008 RESULTS
Consolidated net sales were $68.0 million for the quarter, a 3.0% decrease from the same period in the prior year. Within the retail segment, coffeehouse sales were $60.5 million in the fourth quarter 2008, a decrease of 6.5% from the same period in the prior year. The decrease primarily reflects a 5.1% decline in comparable coffeehouse net sales and 230 fewer operating coffeehouse weeks in the fourth quarter 2008 as compared to the same period in the prior year. The company had fewer coffeehouse weeks from closing 25 coffeehouses while opening 7 during the year. In the commercial and franchise segments, sales were $7.6 million in the fourth quarter 2008, an increase of 37.6% over the fourth quarter 2007. The increase was due to higher sales from new and existing commercial customers, as well as royalties and product sales from 45 new franchise coffeehouses opened during the last 12 months, including 17 coffeehouse openings during the fourth quarter 2008.
Cost of sales and related occupancy costs in the fourth quarter of 2008 was $29.4 million and remained relatively flat for the quarter compared to the same period of the prior year. The increased product sales in the commercial and franchise segments offset the lower comparable coffeehouse product sales.
Operating expenses in the fourth quarter of 2008 were $24.5 million as compared to $27.4 million in the same period of the prior year. As a percentage of revenue, operating costs were 36.0%, down from 39.1% in the same period of the prior year. This decrease was the result of improved operating performance within the retail segment as well as having fewer operating coffeehouse weeks.
General and administrative expenses decreased $3.8 million, or 32.0%, to $8.0 million during the fourth quarter 2008. The decrease in general and administrative expenses was largely due to costs incurred in the fourth quarter 2007 related to severance costs for the Company’s former CEO and litigation settlement costs. As a percentage of revenue, G&A was 11.7% in fourth quarter 2008, down from 16.7% in fourth quarter 2007 due to the above-mentioned 2007 costs.
Store closing expense and disposal of assets decreased $2.5 million to $0.6 million during the fourth quarter 2008, from $3.1 million during the fourth quarter 2007. One coffeehouse closed during the fourth quarter 2008 as compared to eleven in the same period of the prior year.
Reported EBITDA was $6.1 million during the fourth quarter 2008, compared to an EBITDA loss of $1.4 million during the fourth quarter 2007. The $7.5 million increase in EBITDA is largely due to improved performance within our retail coffeehouses, continued growth in the commercial and franchise segments, lower retail segment store closing expenses and certain non-recurring items in the fourth quarter of fiscal 2007. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $8.8 million, or 68.1%, to $4.2 million during the fourth quarter 2008, from $13.0 million during the same period in the prior year. The decrease was due to the impairment of company-owned coffeehouses during the fourth quarter 2007 and lower depreciable assets during 2008 from impairments over the last twelve months. Depreciation and amortization in the fourth quarter 2007 included $7.9 million in accelerated deprecation associated with the coffeehouse impairments.
The Company’s net income for the fourth quarter of 2008 was $1.3 million or $0.07 per share compared to a net loss of $15.1 million or ($0.78) per share for the same period in 2007.

CONFERENCE CALL
Caribou Coffee will host a conference call on February 25, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Michael Tattersfield, President and CEO and Timothy Hennessy, CFO. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-778-8912 or 1-913-312-0700 for international calls. Confirmation number is 2149438. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on February 25, 2009 through 11:59 p.m. (Eastern) on March 4, 2009 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 2149438. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the third largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of December 28, 2008, Caribou Coffee had 414 company-owned coffeehouses, and 97 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$60,474	$64,648	$229,092	$240,267
Commercial and franchise sales	7,575	5,505	24,807	16,567

Consolidated net sales	68,049	70,153	253,899	256,834
Cost of sales and related occupancy costs	29,423	29,569	109,632	108,358
Operating expenses	24,528	27,425	100,309	107,062
Opening expenses	32	217	230	502
Depreciation and amortization	4,154	13,004	24,928	32,150
General and administrative expenses	7,962	11,715	29,145	32,324
Closing expense and disposal of assets	589	3,106	5,113	6,839

Operating income (loss)	1,361	(14,883)	(15,458)	(30,401)
Other income (expense):
Interest income	2	48	25	181
Interest expense	(95)	(151)	(810)	(576)

Income (loss) before provision (benefit) for income taxes and minority interest	1,268	(14,986)	(16,243)	(30,796)
Provision (benefit) for income taxes	22	30	36	(297)

Income (loss) before minority interest	1,246	(15,016)	(16,279)	(30,499)
Minority interest	(16)	43	63	164

Net income (loss)	$1,262	$(15,059)	$(16,342)	$(30,663)

Basic and diluted net income (loss) per share	$0.07	$(0.78)	$(0.84)	$(1.59)

Basic and diluted weighted average number of shares outstanding	19,371	19,371	19,371	19,333

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 28,	December 30,
	2008	2007
	(In thousands except per share amounts)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,060	$9,886
Accounts receivable (net of allowance for doubtful accounts of $72 and $8 at December 28, 2008 and December 30, 2007, respectively)	5,311	3,117
Other receivables	916	1,544
Income tax receivable	60	149
Inventories	10,218	10,229
Prepaid expenses and other current assets	881	1,691

Total current assets	28,446	26,616
Property and equipment, net of accumulated depreciation and amortization	60,312	83,798
Notes receivable	16	32
Restricted cash	327	411
Other assets	471	983

Total assets	$89,572	$111,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,229	$9,650
Accrued compensation	6,241	7,864
Accrued expenses	8,317	9,318
Deferred revenue	9,473	9,988

Total current liabilities	32,260	36,820
Asset retirement liability	1,035	989
Deferred rent liability	9,245	11,271
Deferred revenue	2,538	2,854
Income tax liability	486	473
Minority interests in affiliates	71	144

Total long term liabilities	13,375	15,731
Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,371 shares issued and outstanding at December 28, 2008 and December 30, 2007	194	194
Additional paid-in capital	125,222	124,232
Accumulated deficit	(81,479)	(65,137)

Total shareholders’ equity	43,937	59,289

Total liabilities and shareholders’ equity	$89,572	$111,840

Coffeehouse Openings and Closings

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
Comparable Coffeehouse Sales (Company-Owned)	(5.1%)	0%	(3.5%)	0%
COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	415	432	432	440
Coffeehouses opened during the period	0	9	7	20
Coffeehouses closed during the period	(1)	(9)	(25)	(28)

Total Company-Owned at period end	414	432	414	432
Franchised:
Coffeehouses open at beginning of period	80	41	52	24
Coffeehouses opened during the period	17	11	45	28
Coffeehouses closed during the period	0	0	0	0

Total Franchised at period end	97	52	97	52

TOTAL COFFEEHOUSES AT PERIOD END	511	484	511	484
Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
     The following is a reconciliation of the Company’s net income (loss) to EBITDA.

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
	(In thousands)
Net income (loss)	$1,262	$(15,059)	$(16,342)	$(30,663)
Interest expense	95	151	810	576
Interest income	(2)	(48)	(25)	(181)
Depreciation and amortization(1)	4,752	13,549	27,139	34,362
Provision (benefit) for income taxes	22	30	36	(297)

EBITDA	$6,129	$(1,377)	$11,618	$3,797

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 212 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the fourth quarter of fiscal 2008. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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